Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT BILL WALLJASPER (515) 965-6505

Casey’s Reports Record Quarter

Ankeny, Iowa, September 5, 2007—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported an all-time high in earnings for the first quarter of fiscal 2008 ended July 31, 2007. Earnings per share from continuing operations were up over 73% to $0.59 compared with $0.34 for the first quarter of fiscal 2007. Total sales were up 16.8% to $1.3 billion, and gross profit rose 29.5% to $188.2 million. “The record first quarter gave us a solid foundation for meeting our annual performance goals,” said President and CEO Robert J. Myers.

Gasoline—The Company’s fiscal 2008 goal is to increase same-store gasoline gallons sold 2% with an average margin of 10.7 cents per gallon. Same-store gallons sold were up .3% compared with a 2.9% decrease for the same quarter a year ago. The average margin was a quarterly high 15.8 cents per gallon versus 9.8 cents. Total gallons sold rose to 313.4 million from 290.6 million; gross profit was $49.5 million compared with $28.5 million. “The unusually high margin was due to the combination of a more stable retail pricing environment and a declining trend in wholesale costs,” stated Myers. “Gallons sold were held in check by higher retail prices especially in the first half of the quarter. Fortunately the gasoline prices did not slow our inside sales.”

Grocery & Other Merchandise—The goal is to increase same-store sales 4.3% with an average margin of 32.2%. Same-store sales were up 9.1%, compared with a 2.3% increase for the first three months of fiscal 2007. The average margin was up 170 basis points to 34%. Total sales rose 15.4% to $259.8 million; gross profit grew 21.6% to $88.3 million. Myers stated, “We achieved strong sales throughout the category and we are particularly pleased with the gross profit contribution in the cigarette and beverage segments.”

Prepared Food & Fountain—The annual goal is to increase same-store sales 8.4% with an average margin of 62%. Same-store sales were up 9.5%, the same as the increase for the previous first quarter. The average margin was 61.7%. Total sales rose 14.9% to $75.4 million, and gross profit improved 12.7% to $46.5 million. “Having products in the warmers at the right time continues to pay off,” said Myers. “We’re still experiencing significant gains in fountain sales, and on July 1, we made a series of price increases—especially for our made-from-scratch pizza.”

Operating Expenses—An ongoing corporate goal is to hold the percentage increase in operating expenses to less than the percentage increase in gross profit. In the first quarter, operating expenses rose 21.3% to $121.7 million as gross profit increased 29.5% to $188.2 million. “We’re pleased with the result of our emphasis on driving gross profit dollars,” said Myers, “Operating expenses were impacted by several large health insurance claims and higher than normal wages due to increased incentive pay from a more profitable quarter.”

Expansion—The goal is to acquire 50 stores and build 10 by the fiscal year-end. Casey’s did not complete any constructions during the first quarter; the Company did acquire 2 stores. “Although the acquisition results were lower than we anticipated, we remain optimistic about the future and we will continue our disciplined approach in pursuing opportunities,” Myers explained. “As of July 31, we had signed agreements for 5 more acquisitions, and we expect ample opportunities in the coming months.”

Board Actions—At its September session, the Board of Directors declared a quarterly dividend of $0.065 per share, payable November 15, 2007 to shareholders of record on November 1, 2007. Board members joined management in inviting all shareholders and prospective investors to the Company’s annual meeting at 9:00 a.m. on September 14, 2007 at Casey’s corporate headquarters in Ankeny, Iowa.

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Casey’s General Stores, Inc. Consolidated Statements of Earnings (Dollars in thousands, except per share amounts) (Unaudited)

	Three months ended July 31,
	2007	2006
Net sales	$1,279,177	$1,095,594
Franchise revenue	165	189

Total revenue	1,279,342	1,095,783

Cost of goods sold	1,090,993	950,242
Operating expenses	121,714	100,375
Depreciation and amortization	16,196	15,453
Interest, net	2,345	2,395

	1,231,248	1,068,465

Earnings from continuing operations before income taxes and loss on discontinued operations	48,094	27,318
Federal and state income taxes	18,143	10,229

Earnings from continuing operations before loss on discontinued operations	29,951	17,089
Loss on discontinued operations, net of tax benefit of $112 and $120	175	188

Net earnings	$29,776	$16,901

Basic
Earnings from continuing operations before loss on discontinued operations	$.59	$.34
Loss on discontinued operations	—	—

Net earnings per common share	$.59	$.34

Diluted
Earnings from continuing operations before loss on discontinued operations	$.59	$.33
Loss on discontinued operations	—	—

Net earnings per common share	$.59	$.33

Casey’s General Stores, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	July 31, 2007	April 30, 2007
Assets
Current assets
Cash and cash equivalents	$131,913	$107,067
Receivables	15,289	13,432
Inventories	116,397	109,702
Prepaid expenses	8,709	7,891
Income taxes receivable		2,733

Total current assets	272,308	240,825

Other assets, net of amortization	8,600	8,550
Goodwill	46,758	46,588
Property and equipment, net of accumulated depreciation of $552,088 at July 31, 2007, and of $538,121 at April 30, 2007	838,602	833,308

Total assets	$1,166,268	$1,129,271

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$47,573	$47,566
Accounts payable	133,091	134,375
Accrued expenses	60,224	52,326
Income taxes payable	16,584

Total current liabilities	257,472	234,267

Long-term debt, net of current maturities	187,440	199,504
Deferred income taxes	104,017	105,724
Deferred compensation	9,206	9,016
Other long-term liabilities	8,758	8,496

Total liabilities	566,893	557,007

Total shareholders’ equity	599,375	572,264

Total liabilities and shareholders’ equity	$1,166,268	$1,129,271

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

Three months ended 7/31/07	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$938,019	$259,788	$75,442	$5,928	$1,279,177
Gross profit	$49,477	$88,297	$46,538	$3,872	$188,184
Margin	5.3%	34.0%	61.7%	65.3%	14.7%

Gasoline gallons	313,385

Three months ended 7/31/06
Sales	$799,480	$225,206	$65,682	$5,226	$1,095,594
Gross profit	$28,545	$72,636	$41,305	$2,866	$145,352
Margin	3.6%	32.3%	62.9%	54.9%	13.3%

Gasoline gallons	290,590

Gasoline Gallons Same-store Sales Growth						Gasoline Margin (Cents per gallon)

	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2008	0.3%					F2008	15.8 ¢
F2007	-2.9	2.7%	4.0%	2.8%	1.4%	F2007	9.8	9.4 ¢	10.5 ¢	11.8 ¢	10.4 ¢
F2006	7.7	4.3	4.2	0.5	4.4	F2006	11.8	14.1	9.2	10.6	11.5

Grocery & Other Merchandise Same-store Sales Growth						Grocery & Other Merchandise Margin

	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2008	9.1%					F2008	34.0%
F2007	2.3	3.5%	6.7%	7.3%	4.6%	F2007	32.3	32.6%	30.8%	35.0%	32.7%
F2006	7.4	4.5	5.3	4.2	5.7	F2006	32.1	33.5	31.3	31.1	32.1

Prepared Food & Fountain Same-store Sales Growth						Prepared Food & Fountain Margin

	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2008	9.5%					F2008	61.7%
F2007	9.5	13.7%	11.9%	8.5%	11.0%	F2007	62.9	61.6%	62.1%	61.6%	62.0%
F2006	7.2	4.5	9.9	7.4	7.4	F2006	64.0	64.6	62.6	60.9	63.0

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on September 6, 2007. The call will be broadcast live over the Internet at 9:30 a.m. CT via the

Investor Relations section of our Web site and will be available in an archived format.